Exhibit 21.1

SUBSIDIARIES OF APERGY CORPORATION
AS OF DECEMBER 31, 2018

Subsidiary	Jurisdiction of Formation
Accelerated Companies, LLC	Delaware
Accelerated Process Systems, Inc.	Texas
Accelerated Production Systems Limited	England and Wales, United Kingdom
Apergy (Delaware) Formation, Inc.	Delaware
Apergy Artificial Lift de México, S.A. de C.V.	Mexico
Apergy Artificial Lift International, LLC	Delaware
Apergy Artificial Lift Pty. Ltd	Australia
Apergy Artificial Lift S.A.	Argentina
Apergy Artificial Lift, LLC	Delaware
Apergy BMCS Acquisition Corp.	Delaware
Apergy Canada ULC	British Columbia, Canada
Apergy Energy Automation, LLC	Delaware
Apergy Energy India Private Limited	India
Apergy Energy (Kenya) Limited	Kenya
Apergy ESP Systems, LLC	Oklahoma
Apergy Funding Corporation	Delaware
Apergy International Operations, Inc.	Delaware
Apergy Luxembourg S.à.r.l.	Luxembourg
Apergy Middle East LLC	Oman
Apergy Middle East Services LLC	Oman
Apergy Minority Luxembourg S.à.r.l.	Luxembourg
Apergy PCS Holding LLC	Delaware
Apergy S.A.	Argentina
Apergy UK Limited	England and Wales, United Kingdom
Apergy USA, Inc.	Delaware
Dover Canada ULC Dover Canada S.R.I.	British Columbia, Canada
Ener Tools S.A.	Argentina
Harbison-Fischer, Inc.	Delaware
Honetreat Company	California
Norris Rods, Inc.	Delaware
Norriseal-Wellmark, Inc.	Delaware
NPS Services, Inc.	Delaware
Oil Lift Technology Inc.	British Columbia, Canada
Oil Lift Technology SAS	Columbia
Oil Lift Technology, Inc.	New Mexico
PCS Ferguson Canada Inc.	Alberta, Canada
PCS Ferguson, Inc.	Delaware
Pro Rod USA, Inc.	Delaware
Products Flange and Supply, Inc.	Texas
Pro-Rod Inc.	Alberta, Canada
Quartzdyne, Inc.	Delaware
Spirit Global Energy Solutions Canada Ltd.	Alberta, Canada
Spirit Global Energy Solutions, Inc.	Delaware

Theta Oilfield Services, Inc.	Delaware
UAC Corporation	Delaware
UPCO, Inc.	Oklahoma
US Synthetic Corporation	Delaware
Wellmark Holdings, Inc.	Delaware
Windrock, Inc.	Tennessee